March 2016

 Pricing Sheet dated March 31, 2016 relating to

 Preliminary Terms No. 845 dated March 2, 2016

 Registration Statement Nos. 333-200365; 333-200365-12

 Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Equities, Commodities and Bonds

Market-Linked Notes due October 5, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Based on the Value of the Morgan Stanley ETF-MAP 2 Index

PRICING TERMS – MARCH 31, 2016
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$10 per note (see “Commissions and issue price” below)
Stated principal amount:		$10 per note
Aggregate principal amount:		$3,194,290
Pricing date:		March 31, 2016
Original issue date:		April 5, 2016 (3 business days after the pricing date)
Maturity date:		October 5, 2021
Interest:		None
Underlying index:		Morgan Stanley ETF-MAP 2 Index
Payment at maturity:

The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any.

The payment at maturity will not be less than $10 per note regardless of the performance of the underlying index.

Supplemental redemption amount:		(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:		175%
Maximum payment at maturity:		None
Index percent change:		(final index value – initial index value) / initial index value
Initial index value:		982.17, which is the index closing value on the pricing date
Final index value:		The index closing value on the determination date
Determination date:		September 30, 2021, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61766B176
ISIN:		US61766B1769
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.528 per note. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per note	$10	$0.30(1)	$9.65
$0.05(2)
Total	$3,194,290	$111,800.15	$3,082,489.85

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each note they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 845 dated March 2, 2016

Product Supplement for Equity-Linked Notes dated February 29, 2016       Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.